Exhibit 23.10

15 April, 2016

The Board of Directors

ChipMOS TECHNOLOGIES INC.

No. 1, R & D Road 1

Hsinchu Science Park

Hsinchu City, 30076

Republic of China

Attention: Mr. Shih-Jye Cheng

Consent of Independent Financial Advisor

Ladies and Gentlemen:

We consent to the use of our presentation delivered to the Board of ChipMOS TECHNOLOGIES INC. (the “ChipMOS Taiwan”) on January 21, 2016 in connection with the summary of the structure, milestones, terms and rationale of the proposed merger of ChipMOS TECHNOLOGIES (Bermuda) LTD. with and into ChipMOS Taiwan, appearing herein by reference to our name and as an exhibit to the proxy statement/prospectus.

Yours faithfully,

/s/ Joseph Gallagher

Credit Suisse (Hong Kong) Limited